Exhibit 4.7

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF NON-VOTING CONVERTIBLE STOCK

of

CREDENCE SYSTEMS CORPORATION

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

The undersigned, Graham Siddall, Chief Executive Officer, and John R. Detwiler, Secretary, of Credence Systems Corporation, a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby make this Certificate of Designations and hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article 4 of the Corporation’s Amended and Restated Certificate of Incorporation (which authorizes 1,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of non-voting convertible preferred stock.

RESOLVED, that each share of such series of non-voting convertible preferred stock shall rank equally in all respects and shall be subject to the following provisions:

1.    Number and Designation.  Two hundred ten thousand (210,000) shares of the Preferred Stock of the Corporation shall be designated as Non-Voting Convertible Stock (“Non-Voting Convertible Stock”).

2.    Rank.  The Non-Voting Convertible Stock shall, with respect to dividend rights, rank on a parity with, and with respect to rights on liquidation, dissolution and winding-up, rank prior to all shares of the Corporation’s common stock, par value $.001 per share (“Common Stock”). All equity securities of the Corporation to which the Non-Voting Convertible Stock ranks prior (whether upon liquidation, dissolution, winding-up or otherwise), including the Common Stock, are collectively the “Junior Securities.” All equity securities of the Corporation with which the Non-Voting Convertible Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise) are collectively the “Parity Securities.” The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be. The Non-Voting Convertible Stock shall be subject to the creation of Junior Securities or Parity Securities or any securities senior to the Non-Voting Convertible Stock.

3.    Dividends.  (a) Holders of Non-Voting Convertible Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends to the same extent and on the same basis as, and contemporaneously with, cash dividends as declared by the Board of Directors with respect to shares of Common Stock or other Parity Securities, in each case as if all of the then outstanding Non-Voting Convertible Stock had been converted into Common Stock at the then current Conversion Ratio (i.e., the amount of any such dividend payable in respect of a share of Non-Voting Convertible Stock shall be equal to the product of the then current Conversion Ratio times the amount of that dividend per share of Common Stock). Such dividends on Non-Voting Convertible Stock shall be payable on the same dates for payment of dividends in respect of shares of Common Stock or other Parity Securities (each of such dates being a “Dividend Payment Date”). Such dividends shall be paid to the holders of record of shares of the Non-Voting Convertible Stock, as they appear on the Corporation’s stock register at the close of business on a record date or dates, which record dates shall be not more than 60 days nor less than 10 days prior to the respective Dividend Payment Date, as shall be fixed by the Board of Directors.

(b) So long as any shares of the Non-Voting Convertible Stock are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, declare, pay or set apart for payment any dividends or other distributions on Parity Securities or Junior Securities (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) (all such dividends or distributions being a “Junior Securities Distribution”) for any consideration, unless a like ratable dividend in cash calculated in accordance with Section 3(a) is paid or set apart for payment on or in respect of the Non-Voting Convertible Stock, payable as set forth in Section 3(a). No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment on the Non-Voting Convertible Stock or any other Junior Securities which may be in arrears.

(c) Liquidation Preference.  In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, holders of Non-Voting Convertible Stock shall be entitled to receive $.001 per share of Non-Voting Convertible Stock plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders. In addition, the holders of Non-Voting Convertible Stock then outstanding shall be entitled to participate with the holders of Common Stock in the distribution of any remaining assets of the Corporation available for distribution to stockholders on a per share basis, subject to the provision for adjustment hereinafter set forth, equal to the product of (x) the then current Conversion Ratio times (y) the aggregate amount to be distributed per share to holders of Common Stock. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of Non-Voting Convertible Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Non-Voting Convertible Stock and any other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Non-Voting Convertible Stock and any such other Parity Securities if all amounts payable thereon were paid in full. Notwithstanding anything else in this Certificate of Designations, a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation shall not be deemed to have occurred upon (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, whether of the Corporation with or into any other corporation or corporations or of any other corporation or corporations with or into the Corporation) or (ii) a sale of all or substantially all of the assets of the Corporation.

4.    Conversion.  Subject to the provisions of this Section 4, the holders of the Non-Voting Convertible Stock shall be subject to the following with respect to the conversion of the Non-Voting Convertible Stock into shares of Common Stock:

(a) Each share of Non-Voting Convertible Stock shall be convertible into fully paid and non-assessable shares of Common Stock on the terms and subject to the conditions set forth in this Section 4. The number of shares of Common Stock deliverable upon conversion of a share of Non-Voting Convertible Stock (expressed as a ratio), adjusted as hereinafter provided, is equal to the “Conversion Ratio.” The Conversion Ratio as of the date of issue of the Non-Voting Convertible Stock is 100:1, subject to adjustment from time to time pursuant to Section 4(f) hereof. Each share of Non-Voting Convertible Stock shall so convert into shares of Common Stock in the following circumstances:

(i) Upon receipt by NPTest Holding, LLC, a Delaware limited liability company (“NPTest Holding”), of Non-Voting Convertible Stock, a number of shares of Non-Voting Convertible Stock shall automatically, and from time to time as necessary, convert into shares of Common Stock in an amount that shall result in NPTest Holding beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act

(as defined below)), after giving effect to that conversion, a number of shares of Common Stock that is equal to 9.5% of the then outstanding shares of Common Stock or such lesser percentage of the outstanding shares of Common Stock, as is then held by NPTest Holding. Any purported delivery of shares of Common Stock hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in NPTest Holding so beneficially owning in excess of 9.5% of the then outstanding Common Stock. If any delivery of shares of Common Stock owed to NPTest Holding or its affiliates hereunder is not made, in whole or in part, as a result of this provision, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall make such delivery as promptly as practicable after, but in no event later than one business day after, NPTest Holding or its affiliate, as the case be, gives notice to the Corporation that such delivery would not result in NPTest Holding so beneficially owning in excess of 9.5% of the then outstanding shares of Common Stock or such lesser percentage of the outstanding shares of Common Stock, as is then held by NPTest Holding.

(ii) Upon any transfer of any shares of Non-Voting Convertible Stock by NPTest Holding to any holder unaffiliated with NPTest Holding then all such transferred shares of Non-Voting Convertible Stock shall automatically convert into shares of Common Stock.

(iii) Upon any transfer of any shares of Common Stock by NPTest Holding to a holder unaffiliated with NPTest Holding or any increase in the number of shares of Common Stock that is outstanding at any given time, then a number of shares of Non-Voting Convertible Stock shall automatically be deemed to have converted, effective immediately after any such transfer or increase, into shares of Common Stock in an amount that shall result in NPTest Holding beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act (as defined below)), after giving effect to that conversion, a number of shares of Common Stock that is equal to 9.5% of the then outstanding shares of Common Stock. Certificates for shares of Common Stock issued in respect of any such deemed conversion will be delivered to NPTest Holding upon the request of NPTest Holding to the Corporation and at any other time that the Corporation so elects, in each case in accordance with Section 4(b) hereof.

(iv) On the first anniversary of the initial date of issuance of the Non-Voting Convertible Stock, all of the outstanding shares of Non-Voting Convertible Stock shall automatically convert into shares of Common Stock, unless NPTest Holding shall have provided written notice to the Corporation at least 60 days before that first anniversary electing to defer that automatic conversion to a later date (in which case such automatic conversion shall occur as of that later date, subject to subsequent deferral(s) by like notice(s) to the Corporation).

(b) Each holder of shares of Non-Voting Convertible Stock which have been automatically converted into shares of Common Stock pursuant to Section 4(a) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation. Thereupon, the Corporation shall as promptly as practicable issue and deliver to such holder certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date upon which the event resulting in such conversion shall have occurred, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. All shares of Common Stock delivered upon conversion of the Non-Voting Convertible Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

(c) The Corporation shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as may be required to effect conversions of the Non-Voting Convertible Stock. Prior to the delivery of any securities that the Corporation is obligated to deliver upon conversion of the Non-Voting Convertible Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action by the Corporation.

(d) The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Common Stock on conversion of the Non-Voting Convertible Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Non-Voting Convertible Stock so converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the Corporation’s satisfaction that such tax has been paid.

(e) In connection with the conversion of any shares of Non-Voting Convertible Stock, no fractions of shares of Common Stock shall be issued. In lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the closing price of a share of Common Stock on the

NASDAQ National Market or such other exchange on which the shares of Common Stock are listed on the date on which such shares of Non-Voting Convertible Stock are deemed to have been converted.

(f) (i) If the Corporation shall at any time after the date of issue of the Non-Voting Convertible Stock (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (E) consolidate with, or merge with or into, any other Person, the Conversion Ratio in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be proportionately adjusted so that the conversion of the Non-Voting Convertible Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged or reclassified pursuant to clause 4(f)(i)(C), 4(f)(i)(D) or 4(f)(i)(E) above) which, if the Non-Voting Convertible Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification, assuming such holder of Common Stock of the Corporation (x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization, sale or transfer was made, as the case may be (“constituent person”), or an affiliate of a constituent person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer (provided, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Section 4(f) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

Such adjustment shall be made successively whenever any event listed above shall occur.

(ii) If the Corporation shall fix a record date for the issuance of rights, options or warrants generally to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the Current Market Price Per Common Share (as defined in Section 4(f)(iv)) on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Ratio shall be adjusted such that the Conversion Ratio to be in effect after such issuance shall be determined by multiplying the Conversion Ratio in effect immediately prior to such issuance by a fraction, (1) the numerator of which shall be the product of the aggregate number of shares of Common Stock outstanding immediately after such issuance and the Current Market Price Per Common Share immediately prior to such issuance and (2) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the time of such issuance multiplied by the Current Market Price Per Common Share immediately prior to such issuance and (y) the aggregate consideration, if any, to be received by the Corporation upon such issuance, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. If any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors of the Corporation; provided that if the holders of 25% or more of the Non-Voting Convertible Stock shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such fair market value. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 4(f)), the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed, in the former event, or the Conversion Ratio which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

(iii) If the Corporation shall fix a record date for the making of a distribution generally to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, Section 4(f)(ii) hereof), the Conversion Ratio to be in effect after such record date shall be determined by multiplying the Conversion Ratio in effect immediately prior to such record date by a fraction, (1) the numerator of which shall be the Current Market Price Per Common Share on such record date, and (2) the denominator of which shall be the Current Market Price Per Common Share on such record date, less the fair market value (determined as set forth in Section 4(f)(ii) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed.

(iv) For the purpose of any computation under Sections 4(f)(ii) or 4(f)(iii) hereof, on any determination date, (A) the “Current Market Price Per Common Share” shall be deemed to be the average (weighted by daily trading volume) of the Daily Prices (as defined below) per share of the Common Stock for the 20 consecutive trading days immediately prior to such date, and (B) “Daily Price” means (1) the last reported sale price on such day on the National Market of the NASDAQ Stock Market; or (2) if the shares of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such day as reported by NASDAQ.

(v) In the event that, at any time as a result of the provisions of this Section 4(f), the holder of this Non-Voting

Convertible Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of this Non-Voting Convertible Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

5.    Voting Rights.  (a) Holders of record of shares of Non-Voting Convertible Stock are not entitled to any voting rights except as provided in this Section 5 or otherwise by law.

(b) So long as any shares of Non-Voting Convertible Stock are outstanding, the Corporation shall not, without the written consent of a majority of the outstanding shares of Non-Voting Convertible Stock or affirmative vote of holders of a majority of the outstanding shares of Non-Voting Convertible Stock at a meeting of the holders of Non-Voting Convertible Stock duly called for such purpose, amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any provision of its Certificate of Incorporation or by-laws so as to adversely affect the preferences, rights or powers of the Non-Voting Convertible Stock.

6.    General Provisions.  (a) The term “Person” as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

(b) The term “outstanding”, when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.

(c) The term “affiliate” as used herein has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d) The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, Credence Systems Corporation has caused this Certificate of Designations to be signed and attested by the undersigned this              day of             , 2004.

Credence Systems Corporation

By:

	Name:	Graham Siddall
	Title:	Chief Executive Officer

Attest:

By:

John R. Detwiler
Secretary